UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 11, 2006
(Date of earliest event reported)

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
541710
(Primary Standard Industrial Classification Code)
109 North Post Oak, Suite 422
Houston, Texas	77024
(Address of principle executive offices)	(Zip Code)

(713) 612-4310
Issuer’s telephone number, including area code

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 11, 2006, our wholly owned subsidiary, Sentry Power Technology, Inc. (“SPT”) and we entered into an Asset Purchase Agreement (the “Agreement”) with Sentry Power, LLC (“Sentry”). Pursuant to the terms of the Agreement, SPT will, subject to closing, acquire the assets of Sentry for a total purchase price of $1,195,000 which is to be paid at closing by issuing $960,000 worth of our restricted common stock (the “Power Shares”) (which are to be valued as of the closing price per share on the date immediately prior to the closing date as reported by Bloomberg, LP). Additionally, SPT will assume $235,000 in debt presently owed by Sentry to CSI Business Finance, Inc. (“CSI”).

With regard to the debt, SPT will assume the debt to CSI and will execute a new security agreement and we will guarantee the note. At closing, we will execute a stock pledge agreement granting CSI a first lien on all capital stock or other interest of SPT which we hold. Our agreement to guarantee the debt is conditioned upon and subject to the terms and conditions of a Guaranty Stock Pledge Agreement (the “Stock Pledge Agreement”) to be entered into at closing between Sentry and us which will provide for Sentry to pledge as collateral for the Stock Pledge Agreement an amount equal to $250,000 of the Power Shares.

Additionally, SPT will enter into employment agreements with Robert Magyar to serve as SPT’s President and Michael Julian to serve as SPT’s Vice President/Director of Operations.

The terms of the Agreement provide for a closing on or before May 1, 2006, upon completion of due diligence, an audit of Sentry’s previous operations and other conditions standard and customary in a transaction of this nature.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit 10.1	Asset Purchase Agreement dated April 11, 2006
Exhibit 99.1	Press Release dated April 11, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER TECHNOLOGY, INC.

Date: April 17, 2006	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President